UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
           AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                                  NetZero, Inc.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   64122R 10 9
                                 --------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 2 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Foundation Capital II, L.P.      94-3294074
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware, United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       4,764,496 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         0 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            4,764,496 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    4,764,496 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.82%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 3 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Foundation Capital II Entrepreneurs Fund, L.L.C.     94-3301748
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware, United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       163,784 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         0 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            163,784 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    163,784 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.13%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 4 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Foundation Capital II Principals Fund, L.L.C.        94-3296579
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware, United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       81,892 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         0 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            81,892 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    81,892 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0.07%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 5 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Foundation Capital Management Co. II, L.L.C.    94-3294072
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware, United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       5,010,172 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         0 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            5,010,172 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       0 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,010,172 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.01%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 6 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    James C. Anderson
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       0 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         5,189,915 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            0 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,189,915 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,189,915 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.16%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 7 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    William B. Elmore
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       0 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         5,519,663 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            0 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,519,663 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,519,663 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 8 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Kathryn C. Gould
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       0 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         5,010,172 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            0 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,010,172 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,010,172 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.01%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 9 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Paul G. Koontz
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       449,576 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         5,073,948 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            449,576 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,073,948 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,523,524 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.42%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 16 pages

---------------------                                        -------------------
CUSIP NO. 64122R 10 9                 13G                    Page 10 of 16 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Michael N. Schuh
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3   SEC USE ONLY
--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
--------------------------------------------------------------------------------
                  5    SOLE VOTING POWER
                       239,260 shares
    NUMBER OF     --------------------------------------------------------------
     SHARES       6    SHARED VOTING POWER
  BENEFICIALLY         5,021,286 shares
  OWNED BY EACH   --------------------------------------------------------------
    REPORTING     7    SOLE DISPOSITIVE POWER
     PERSON            239,260 shares
      WITH        --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       5,021,286 shares
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    5,260,546 shares
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.21%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 16 pages

Item 1

(a)  Name of Issuer:     NetZero, Inc.

(b)  Address of Issuer's Principal Executive Offices:

     2555 Townsgate Road
     Westlake Village, CA  91361

Item 2

(a)  Name of Person(s) Filing:

     Foundation Capital II, L.P. ("FC2")
     Foundation Capital II Entrepreneurs Fund, L.L.C. ("FC2E")
     Foundation Capital II Principals Fund, L.L.C. ("FC2P")
     Foundation Capital Management Co. II, L.L.C. ("FCM2")
     James C. Anderson ("Anderson")
     William B. Elmore ("Elmore")
     Kathryn C. Gould ("Gould")
     Paul G. Koontz ("Koontz")
     Michael N. Schuh ("Schuh")

(b)  Address of Principal Business Office:

     c/o Foundation Capital
     70 Willow Road, Suite 200
     Menlo Park, CA 94025

(c)  Citizenship:

     Entities:     FC2       -  Delaware
                   FC2E      -  Delaware
                   FC2P      -  Delaware
                   FCM2      -  Delaware

     Individuals:  Anderson  -  United States of America
                   Elmore    -  United States of America
                   Gould     -  United States of America
                   Koontz    -  United States of America
                   Schuh     -  United States of America

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 64122R 10 9

Item 3 Not applicable.

                              Page 11 of 16 pages

Item 4 Ownership.

The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

Ownership/Power           FC2       FC2E      FC2P      FCM2      Anderson     Elmore       Gould       Koontz      Schuh
---------------        ---------   -------   ------   ---------   ---------   ---------   ---------   ---------   ---------
Beneficial Ownership   4,764,496   163,784   81,892   5,010,172   5,189,915   5,519,663   5,010,172   5,523,524   5,260,546

Percentage of Class         3.82      0.13     0.07        4.01        4.16        4.42        4.01        4.42        4.21

Sole Voting Power      4,764,496   163,784   81,892   5,010,172           0           0           0     449,576     239,260

Shared Voting Power            0         0        0           0   5,189,915   5,519,663   5,010,172   5,073,948   5,021,286

Sole Dispositive
Power                  4,764,496   163,784   81,892   5,010,172           0           0           0     449,576     239,260

Shared Dispositive
Power                          0         0        0           0   5,189,915   5,519,663   5,010,172   5,073,948   5,021,286

Item 5 Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6 Ownership of More Than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreement of FC2 and the limited liability company agreements of FC2E, FC2P, and FCM2, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8 Identification and Classification of Members of the Group.

Not applicable.

Item 9 Notice of Dissolution of Group.

Not applicable.

                              Page 12 of 16 pages

Item 10 Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001


/s/ James C. Anderson
--------------------------------------------
James C. Anderson


/s/ William B. Elmore
--------------------------------------------
William B. Elmore


FOUNDATION CAPITAL MANAGEMENT CO. II, L.L.C.

By: /s/ William B. Elmore
    ----------------------------------------
    Member


FOUNDATION CAPITAL II, L.P.

By: Foundation Capital Management Co. II, L.L.C.
    its General Partner

By: /s/ William B. Elmore
    ----------------------------------------
    Member


FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    ----------------------------------------
    Member


FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.


By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    ----------------------------------------
    Member


/s/ Kathryn C. Gould
--------------------------------------------
Kathryn C. Gould

                              Page 13 of 16 pages

/s/ Paul G. Koontz
--------------------------------------------
Paul G. Koontz


/s/ Michael N. Schuh
--------------------------------------------
Michael N. Schuh


Exhibit(s):

A: Joint Filing Statement

                              Page 14 of 16 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of NetZero, Inc. is filed on behalf of each of us.

Dated: February 14, 2001


/s/ James C. Anderson
------------------------------------------------
James C. Anderson


/s/ William B. Elmore
------------------------------------------------
William B. Elmore


FOUNDATION CAPITAL MANAGEMENT CO. II, L.L.C.

By: /s/ William B. Elmore
    --------------------------------------------
    Member


FOUNDATION CAPITAL II, L.P.

By: Foundation Capital Management Co. II, L.L.C.
    its General Partner

By: /s/ William B. Elmore
    --------------------------------------------
    Member


FOUNDATION CAPITAL II ENTREPRENEURS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    --------------------------------------------
    Member


FOUNDATION CAPITAL II PRINCIPALS FUND, L.L.C.

By: Foundation Capital Management Co. II, L.L.C.
    its Manager

By: /s/ William B. Elmore
    --------------------------------------------
    Member


/s/ Kathryn C. Gould
------------------------------------------------
Kathryn C. Gould

                              Page 15 of 16 pages

/s/ Paul G. Koontz
------------------------------------------------
Paul G. Koontz


/s/ Michael N. Schuh
------------------------------------------------
Michael N. Schuh

                              Page 16 of 16 pages